Exhibit (a)(12)

               AIR PRODUCTS AND CHEMICALS, INC., AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)
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

                                                                                                                      Six
                                                                                                                     Months
                                                                                                                     Ended
                                                                    Year Ended 30 September                          31 Mar
                                                  --------------------------------------------------------------    ---------
                                                    1997          1998          1999          2000         2001       2002
                                                  -------        ------        ------        ------      -------    ---------
Earnings:

Income before extraordinary item and
 the cumulative effect of accounting
 changes:                                         $429.3        $546.8        $450.5        $124.2        $512.9      $239.8

Add (deduct):
 Provision for income taxes                        203.4         280.9         209.5          (7.5)        224.8       120.6

 Fixed charges, excluding capitalized              233.0         202.8         194.4         232.6         217.4        78.3
  interest

 Capitalized interest amortized during
  the period                                         8.3           7.4           6.1           6.6           7.1         3.5

 Undistributed earnings of less-than-
  fifty-percent-owned affiliates                   (31.1)        (25.3)        (44.5)        (32.1)        (34.3)      (27.3)
                                                   -----         -----         -----         -----         -----       -----

  Earnings, as adjusted                           $842.9      $1,012.6        $816.0        $323.8        $927.9      $414.9
                                                  ======      ========        ======        ======        ======      ======

Fixed Charges:

Interest on indebtedness, including
 capital lease obligations                        $217.8        $186.7        $175.4        $210.3        $201.6       $67.1

Capitalized interest                                20.9          18.4          24.7          19.7           8.8         5.2

Amortization of debt discount premium
 and expense                                         1.8           1.9           1.3           3.1          (3.6)       (0.1)

Portion of rents under operating leases
 representative of the interest factor              13.4          14.2          17.7          19.3          19.3        11.3
                                                    ----          ----          ----          ----          ----        ----

   Fixed charges                                  $253.9        $221.2        $219.1        $252.4        $226.1       $83.5
                                                  ======        ======        ======        ======        ======       =====

Ratio of Earnings to Fixed Charges:                  3.3           4.6           3.7           1.3           4.1         5.0
                                                  ======        ======        ======        ======        ======       =====
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